Exhibit 99.1

Private & Confidential Communication

FOR DISCUSSION PURPOSES ONLY

June 6, 2021

Irwin Simon
Chair of the Special Committee of the MDC Board of Directors
MDC Partners, Inc.
One World Trade Center, Floor 65
New York, NY 10007

Re:	Non-binding Proposal for Potential Modification of the Definitive Transaction Agreement.

Dear Irwin:

There has been public discussion from one or more shareholders that they are dissatisfied with the “split” between Stagwell investors and existing MDC Partners shareholders. We believe that the Independent Special Committee did a thorough evaluation and held detailed negotiations that produced a fair outcome, as the Committee has explained publicly. As your Committee has reiterated, this deal offers significant and lasting benefits to MDC shareholders including an improved balance sheet, greater scale, expanded growth and new digital marketing opportunities. The market has received this deal with a huge increase in shareholder value since proposed from nearly $1 to closing on Friday at $5.

Nevertheless, sometimes for the sake of expediency, it makes sense to depart from what is fair and reasonable to overcome the practical considerations that might slow us down. Consequently, we have consulted internally and with our investors to provide you with an indication of modifications that Stagwell might reasonably accept if it moved the deal to a prompt and speedy conclusion with unquestioned and broadened support. We are willing to go the extra mile here in the best interests of the company and its employees who have waited patiently for this combination and whose futures hang in the balance.

We suggest that we would consider a deal in which 1) Stagwell would give up 20 million common shares from those allotted at closing; and 2) Stagwell would abate, along with Goldman Sachs, one year of accretion in the preferred shares of Series 4 and Series 6 starting at closing. This will take the so-called equity split to approximately 70/30.

At the $5 per share close on Friday June 4, 2021, this represents $100 million in value that Stagwell is indicating a willingness to give up plus the nearly $15 million benefit to the shareholders from abatement of accretion by Stagwell and Goldman Sachs.

Give Up of 20 Million Common Shares. The proposal would adjust the current split including all shares and SARS as follows:

	MDC%	MDC Shares	New Stagwell	TOTAL

Current:	27.4%	81.5	216.1	297.6

After Mod:	29.4%	81.5	196.1	277.6

One Year Abatement to Preferred Accretion Shareholders of both series of preferred shares would agree to abate any accretion over the next year. As a result, the Series 4 Preferred Shares are expected to forego accretion worth $8.9 million, and the Series 6 Preferred Shares are expected to forego accretion worth $5.7 million through the end of the accretion period. This amounts to $14.6 million of total forgone accretion for Stagwell and Goldman equivalent to 2.9 million shares based on their $5.00 strike price. Please see the chart below for further detail on the impact of this accretion abatement, including on the compounding on the shares that otherwise would be earned:

($’s and shares in millions)
Without Abatement	Q2’20	Q1’24
Series 4 Liquidation Preference	103.73	124.01
Series 6 Liquidation Preference	59.98	74.58
Total	163.71	198.58

With Abatement
Series 4 Liquidation Preference	103.73	115.13
Series 6 Liquidation Preference	59.98	68.90
Total	163.71	184.02

Difference in Totals (Lost Accretion)	0.00	14.56
/ Strike Price		$5.00
Share Impact of Abatement		2.91

The accretion benefit is 2.9 million shares over the next few years and provides an additional benefit to the equity split in favor of existing MDC shareholders of approximately 0.3%. Together with the give up of 20 million shares, this brings MDC’s equity split to approximately 30%.

Net Debt Adjustment Given Seasonality. Given the well-known seasonal and transitory cash flows that affect advertising businesses such as Stagwell and MDC Partners (and with this closing time generally being the low point of the cash cycle after employee bonuses, taxes and interest payments), Stagwell will also request as part of this package to raise the closing net debt threshold $25 million to $285 million from $260 million. In addition to these seasonal trends, Stagwell’s pass-thru media float has been reduced by several clients switching in the last month to direct payment to Google; such changes affect pass-thru float but not fees or overall relationships.

We believe that the impact of the sum of these changes is an obvious and material improvement for MDC shareholders and hope that the prospect of these possible changes will enable this deal to close successfully and on time. I have no authority to offer anything beyond this potential shift and Stagwell has no intention under any circumstances to provide any additional time for the closing and will hold the Committee to its prompt meeting requirements.

Very truly yours,

STAGWELL MEDIA, LP

By:
Name: Mark Penn
Title: Managing Partner